This Amended and Restated Pricing Supplement No. 2021-USNCH9348 is being filed to revise the estimated value and fee.

Citigroup Global Markets Holdings Inc.	October 15, 2021 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2021-USNCH9348 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-255302 and 333-255302-03

Callable Fixed to Float CMS Spread Range Accrual Securities Contingent on the Worst Performing of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and the S&P 500 Futures (Fed Funds) 3% Decrement Index Due October 20, 2036

▪	Variable coupon. The securities will pay interest at the fixed rate specified below for two years following issuance. After the second year, contingent interest will accrue on the securities during each accrual period at a rate based on the CMS spread described below, but only for each elapsed day during that accrual period on which the accrual condition is satisfied. The accrual condition will be satisfied on an elapsed day only if the closing level of each underlying index on that day is greater than or equal to its accrual barrier level. Accordingly, contingent interest during each accrual period, if any, will depend on the CMS spread and the level of each underlying index. The amount of interest payable on the securities may be adversely affected by adverse movements in any one of these variables, regardless of the performance of the others. The securities may pay low or no interest for extended periods of time or even throughout the entire term after the second year.

▪	Call right. We have the right to call the securities for mandatory redemption on any coupon payment date beginning approximately one year after the issue date.

▪	Contingent repayment of principal at maturity. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the closing level of the worst performing underlying index on the final valuation date. If the closing level of the worst performing underlying index on the final valuation date is greater than or equal to its final barrier level, you will be repaid the stated principal amount of your securities at maturity. However, if the closing level of the worst performing underlying index on the final valuation date is less than its final barrier level, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlying index has depreciated from its initial index level. There is no minimum payment at maturity.

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Underlying indices:	Underlying indices	Initial index level*	Accrual barrier level**	Final barrier level**
	EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index	25.799	15.479	15.479
	S&P 500 Futures (Fed Funds) 3% Decrement Index	325.88	195.528	195.528
	* For each underlying index, its closing level on the pricing date ** For each underlying index, 60% of its initial index level
CMS spread:	On any CMS spread determination date, the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”) on that day. See “Information About the CMS Spread” in this pricing supplement.
CMS spread determination date:	For any accrual period commencing on or after October 20, 2023, the second U.S. government securities business day prior to the first day of that accrual period
Pricing date:	October 15, 2021
Issue date:	October 20, 2021
Final valuation date:	October 15, 2036, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, October 20, 2036
Payment at maturity:

Unless earlier redeemed, at maturity you will receive, for each security you then hold (in addition to the final coupon payment, if any):

•

If the final index level of the worst performing underlying index is greater than or equal to its final barrier level: $1,000

•

If the final index level of the worst performing underlying index is less than its final barrier level:

$1,000 + ($1,000 × the index return of the worst performing underlying index)

If the final index level of the worst performing underlying index is less than its final barrier level, you will have full downside exposure to the negative index return of the worst performing underlying index and will receive significantly less than the stated principal amount of your securities at maturity. You may lose a significant portion, and up to all, of your investment.

Coupon payments:

On each coupon payment date occurring during the first two years following issuance of the securities, the securities will pay a fixed coupon of 11.25% per annum, regardless of the CMS spread or the levels of the underlying indices.

On each coupon payment date after the second year (beginning in January 2024), you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date after the second year will be determined as follows:

relevant contingent rate per annum ×	number of accrual days during the related accrual period number of elapsed days during the related accrual period

Each coupon payment per security will be equal to (i) $1,000 multiplied by the applicable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full relevant contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Relevant contingent rate:

The relevant contingent rate for any coupon payment date after the second year following issuance of the securities means:

25.00 × the CMS spread (as of the CMS spread determination date for the related accrual period), subject to a minimum relevant contingent rate of 0.00% per annum and a maximum relevant contingent rate of 11.25% per annum.

If the CMS spread for any CMS spread determination date is less than or equal to 0.00%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date. The relevant contingent rate will in no event exceed the maximum relevant contingent rate.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	$40	$960
Total:	$650,000.00	$26,000.00	$624,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $879.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the following hyperlinks:

Product Supplement No. IE-05-07 dated May 11, 2021	Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (CONTINUED)
Coupon payment dates:	The 20th day of each January, April, July and October beginning on January 20, 2022, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the securities, if applicable)
Accrual period:	For each coupon payment date after the second year following issuance of the securities, the period from and including the immediately preceding coupon payment date to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, the closing level of each underlying index is greater than or equal to its accrual barrier level on that elapsed day. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if the closing level of any underlying index is not available for any reason on that day (including weekends and holidays), the closing level of such underlying index will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.
Worst performing underlying index:	The underlying index with the lowest index return
Final index level:	For each underlying index, its closing level on the final valuation date
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
Early redemption:	We have the right to redeem the securities, in whole and not in part, on any coupon payment date on or after October 20, 2022 upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your securities plus the coupon payment due on the date of redemption, if any.
CUSIP / ISIN:	17329U4V0 / US17329U4V02

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable coupon payment you receive and your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the reference index on which each underlying index is ultimately based. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Although the accompanying product supplement contemplates only a single underlying index, the securities are linked to two underlying indices. Each of the provisions in the accompanying product supplement referring to the underlying index shall apply separately to each of the underlying indices to which the securities are linked.

Postponement of the final valuation date. If the scheduled final valuation date is not a scheduled trading day for any underlying index or if a market disruption event occurs with respect to any underlying index on the scheduled final valuation date, the final valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date.” If the scheduled final valuation date is postponed, the closing level of each underlying index in respect of the final valuation date will be determined based on (i) for any underlying index for which the originally scheduled final valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled final valuation date, the closing level of such underlying index on the originally scheduled final valuation date and (ii) for any other underlying index, the closing level of such underlying index on the final valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying index following the originally scheduled final valuation date on which a market disruption event did not occur with respect to such underlying index).

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Variable Coupon Payments

The sections below provide examples of how the variable coupon payments on the securities will be determined. The first section, “—Determining the Hypothetical Relevant Contingent Rate,” provides a limited number of hypothetical examples of how the relevant contingent rate for any accrual period will be determined based on hypothetical CMS spread values, as determined on the second U.S. government securities business day prior to the beginning of the applicable accrual period. The second section, “—Determining the Hypothetical Variable Coupon Rates and Variable Coupon Payments,” provides a limited number of hypothetical examples of how the coupon payments on the securities will be determined based on a limited number of hypothetical relevant contingent interest rates and a limited number of hypothetical accrual days during a hypothetical accrual period. The figures below have been rounded for ease of analysis.

Determining the Hypothetical Relevant Contingent Rate

The table below presents examples of hypothetical relevant contingent rates based on various hypothetical CMS spread values.

Example	Hypothetical CMS Spread*	Hypothetical Relevant Contingent Rate per Annum**
1	-1.00%	0.00%
2	-0.80%	0.00%
3	-0.60%	0.00%
4	-0.40%	0.00%
5	-0.20%	0.00%
6	0.00%	0.00%
7	0.10%	2.50%
8	0.20%	5.00%
9	0.30%	7.50%
10	0.40%	10.00%
11	0.50%	11.25%
12	0.60%	11.25%
13	0.80%	11.25%
14	1.00%	11.25%
15	1.20%	11.25%
16	1.40%	11.25%
17	1.60%	11.25%
18	1.80%	11.25%
19	2.00%	11.25%
20	2.20%	11.25%
21	2.40%	11.25%
22	2.60%	11.25%

_______________________________

* Hypothetical CMS spread = (CMS30 – CMS2), where CMS30 and CMS2 are determined on the second U.S. government securities business day prior to the beginning of the applicable accrual period.

** Hypothetical relevant contingent rate per annum for the accrual period = 25.00 × hypothetical CMS spread, subject to a minimum of 0.00% and a maximum of 11.25% per annum.

Determining the Hypothetical Variable Coupon Rates and Variable Coupon Payments

The tables below present examples of the hypothetical variable coupon rate and hypothetical variable coupon payments after the second year following issuance of the securities based on the number of accrual days in a particular accrual period and different assumptions about the CMS spread. For illustrative purposes only, the tables assume an accrual period that contains 90 elapsed days and that the securities have not previously been redeemed. The actual coupon payment for any coupon payment date after the second year will depend on the actual number of accrual days and elapsed days during the related accrual period and the actual CMS spread on the CMS spread determination date for that accrual period. The variable coupon rate for each accrual period will apply only to that accrual period.

PS-3

Citigroup Global Markets Holdings Inc.

Assuming the CMS spread is 0.10% on the applicable CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Security****
0	2.500%	0.000%	$0.00
15	2.500%	0.417%	$1.04
30	2.500%	0.833%	$2.08
45	2.500%	1.250%	$3.13
60	2.500%	1.667%	$4.17
75	2.500%	2.083%	$5.21
90	2.500%	2.500%	$6.25

Assuming the CMS spread is 2.00% on the applicable CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Security****
0	11.250%	0.000%	$0.00
15	11.250%	1.875%	$4.69
30	11.250%	3.750%	$9.38
45	11.250%	5.625%	$14.06
60	11.250%	7.500%	$18.75
75	11.250%	9.375%	$23.44
90	11.250%	11.250%	$28.13

Assuming the CMS spread is 0.00% on the applicable CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Security****
0	0.00%	0.000%	$0.00
15	0.00%	0.000%	$0.00
30	0.00%	0.000%	$0.00
45	0.00%	0.000%	$0.00
60	0.00%	0.000%	$0.00
75	0.00%	0.000%	$0.00
90	0.00%	0.000%	$0.00

_______________________________

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the closing level of each underlying index is greater than or equal to its accrual barrier level)

** The hypothetical relevant contingent rate is equal to 25.00 × CMS spread (as of the CMS spread determination date for the related accrual period), subject to a minimum of 0.00% and a maximum of 11.25% per annum

*** The hypothetical variable coupon rate per annum is equal to (i) the hypothetical relevant contingent rate per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period, divided by (b) 90

**** The hypothetical variable coupon payment per security is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum, divided by (ii) 4

PS-4

Citigroup Global Markets Holdings Inc.

Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical index returns of the worst performing underlying index (excluding the final coupon payment, if any, and assuming we do not redeem the securities prior to maturity).

Callable Fixed to Float Range Accrual Securities Payment at Maturity Diagram

Your actual payment at maturity per security, excluding the final coupon payment, if any, will depend on the actual initial index level, the actual final barrier level and the actual final index level of the worst performing underlying index. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level of the worst performing underlying index is greater than or less than its final barrier level and, if less, how much less. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be.

The examples below are based on hypothetical initial index levels of 100 and hypothetical final barrier levels of 60 and do not reflect the actual initial index levels or final barrier levels. For the actual initial index levels and final barrier levels, see the cover page of this pricing supplement. We have used these hypothetical levels, rather than the actual levels, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index levels and final barrier levels, and not these hypothetical levels.

Example 1—Par Scenario A.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index	100	60	150	50%
S&P 500 Futures (Fed Funds) 3% Decrement Index	100	60	110	10%
PS-5

Citigroup Global Markets Holdings Inc.

In this example, the S&P 500 Futures (Fed Funds) 3% Decrement Index is the worst performing underlying index. Its hypothetical final index level is 110 (a 10% increase from its hypothetical initial index level), which is greater than its hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the final index level of the worst performing underlying index is greater than its final barrier level, you would be repaid the stated principal amount of your securities in this example. Even though each of the underlying indices have appreciated from their respective initial index levels in this example, you would not participate in the appreciation of any underlying index.

Example 2—Par Scenario B.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index	100	60	90	-10%
S&P 500 Futures (Fed Funds) 3% Decrement Index	100	60	80	-20%

In this example, the S&P 500 Futures (Fed Funds) 3% Decrement Index is the worst performing underlying index. Its hypothetical final index level is 80 (a 20% decrease from its hypothetical initial index level), which is greater than its hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the worst performing underlying index did not depreciate from its hypothetical initial index level to its hypothetical final index level by more than 40% (that is, it did not depreciate below its hypothetical final barrier level), your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security (excluding the final coupon payment, if any).

Example 3—Downside Scenario.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index	100	60	30	-70%
S&P 500 Futures (Fed Funds) 3% Decrement Index	100	60	80	-20%

In this example, the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is the worst performing underlying index. Its hypothetical final index level is 30 (a 70% decrease from its hypothetical initial index level), which is less than its hypothetical final barrier level. As a result, your payment at maturity (excluding the final coupon payment, if any) would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index return of the worst performing underlying index)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

Because the worst performing underlying index depreciated from its hypothetical initial index level to its hypothetical final index level by more than 40% (that is, it depreciated below its hypothetical final barrier level), your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the worst performing underlying index from its initial index level to its final index level.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with CMS30, CMS2 and each of the underlying indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying index. If we do not redeem the securities prior to maturity, you may receive significantly less than the stated principal amount of the securities at maturity, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final coupon payment, if any). If the final index level of the worst performing underlying index is less than its final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The barrier feature of the securities exposes you to particular risks. If the final index level of the worst performing underlying index is less than its final barrier level, you will not be repaid the stated principal amount of your securities at maturity and instead will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. Therefore, the securities offer no protection at all if the worst performing underlying index depreciates by more than 40% from its initial index level to its final index level. As a result, you may lose your entire investment in the securities.

▪	The securities offer a variable coupon rate after the second year following issuance, and you may not receive any coupon payment on one or more coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the relevant contingent rate for the applicable coupon payment date only if the accrual condition is satisfied on each elapsed day during the related accrual period. The accrual condition will be satisfied on any elapsed day only if the closing level of each underlying index on that elapsed day is greater than or equal to its respective accrual barrier level. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the relevant contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full relevant contingent rate. Furthermore, because the relevant contingent rate is a floating rate determined by reference to the CMS spread, the securities are subject to a contingency associated with the CMS spread. The relevant contingent rate will vary based on fluctuations in the CMS spread. If the CMS spread narrows, the relevant contingent rate will be reduced. The relevant contingent rate may be as low as zero for any coupon payment date. If the relevant contingent rate is zero for any coupon payment date, you will not receive any variable coupon payment on that coupon payment date even if the accrual condition is satisfied on each elapsed day in the related accrual period. Thus, the securities are not a suitable investment for investors who require regular fixed income payments.

▪	The relevant contingent rate may decline, possibly to 0.00%, if short-term interest rates rise. Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates have historically been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread. In that event, the relevant contingent rate would be reduced, and may be 0.00%, and the floating rate payable on the securities would also decline significantly, possibly to 0.00%. It is important to understand, however, that short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors.

▪	The relevant contingent rate on the securities may be lower than other market interest rates. The relevant contingent rate on the securities will not necessarily move in line with general U.S. market interest rates or even CMS rates and, in fact, may move inversely with general U.S. market interest rates. For example, if there is a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease, as will the relevant contingent rate. Accordingly, the securities are not appropriate for investors who seek floating interest payments based on general market interest rates.

▪	The relevant contingent rate on the securities is subject to a cap. As a result, the securities may pay interest at a lower rate than an alternative instrument that is not so capped.

▪	The higher potential yield offered by the securities is associated with greater risk than conventional debt securities. The securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the

PS-7

Citigroup Global Markets Holdings Inc.

same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc., and the risk that you will incur a significant loss on the securities at maturity. The volatility of the CMS spread and each of the underlying indices, and the correlation between the underlying indices and between the CMS spread and each underlying index, are important factors affecting this risk. Greater expected volatility and/or lower expected correlation as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that, after the second year, you will receive low or no coupon payments on the securities and that you would incur a significant loss on the securities at maturity.

▪	The securities are subject to risks associated with the CMS spread and each of the underlying indices and may be negatively affected by adverse movements in any one of these variables, regardless of the performance of the others. The amount of any variable coupon payments you receive will depend on the performance of the CMS spread and each of the underlying indices. If the CMS spread is low or zero, causing the relevant contingent rate to be low or zero, the securities will pay a low or no coupon even if the closing levels of the underlying indices are consistently greater than their respective accrual barrier levels. Conversely, even if the CMS spread is high, causing the relevant contingent rate to be high, the securities will pay no coupon if the closing level of any of the underlying indices is consistently less than its respective accrual barrier level. Moreover, if the closing level of any one of the underlying indices is less than its respective accrual barrier level, the accrual condition will not be satisfied, and no interest will accrue on the securities, even if the closing levels of the other underlying indices are significantly greater than their accrual barrier levels. Accordingly, you will be subject to risks associated with the CMS spread and each of the underlying indices, and your return on the securities will depend significantly on the relationship between such risks over the term of the securities. If any one performs sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire period following the second year of the term of the securities, even if the others perform favorably. Furthermore, if the final index level of one underlying index is less than its final barrier level, you will incur a significant loss at maturity, even if the final index levels of the other underlying indices are greater than their respective final barrier levels.

▪	The variable coupon payments and the payment at maturity depend on multiple variables, and you are therefore exposed to greater risks of receiving no variable coupon payments after the second year, and to a greater risk of loss at maturity, than if the securities were linked to just one variable. The risk that you will receive no variable coupon payment on one or more coupon payment dates after the second year, and the risk that you will incur a significant loss at maturity, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one variable. With multiple variables, it is more likely that the securities will accrue low or no interest during an accrual period, or that you will not be repaid the stated principal amount of your securities at maturity, than if payments on the securities were contingent on only one variable.

▪	The securities will be subject to risks associated with the CMS spread. The relevant contingent rate for any coupon payment date after the second year following issuance of the securities will depend on the CMS spread as of the CMS spread determination date for the related accrual period.

The relevant contingent rate will not depend on the absolute level of either CMS30 or CMS2, but rather on the relationship between CMS30 and CMS2—specifically, whether CMS30 is greater than CMS2. Many factors affect CMS30 and CMS2, such that future values of CMS30 and CMS2 and their relationship are impossible to predict. If the CMS spread for any CMS spread determination date is less than or equal to 0.00%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date.

Although there is no single factor that determines the CMS spread, the CMS spread has historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below 0.00%. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

▪	The securities may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive fixed coupon payments and variable coupon payments if the CMS spread and the underlying indices perform favorably. In determining whether to redeem the securities, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the securities in the future. If we call the securities for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the securities at a time when the CMS spread and underlying indices are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the securities offer fixed coupon payments during the first two years following issuance of the securities and variable coupon payments after the second year following issuance of the securities with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the securities are paying

PS-8

Citigroup Global Markets Holdings Inc.

that higher yield and we expect them to continue to do so, it is more likely that we would redeem the securities. Accordingly, the redemption feature of the securities is likely to limit the benefits you receive from the fixed coupon payments and variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Alternatively, if the CMS spread and/or an underlying index is performing unfavorably from your perspective or when we expect it to do so in the future, we are less likely to call the securities, so that you may continue to hold securities paying below-market or no interest for an extended period of time.

▪	The closing levels of the underlying indices will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. With respect to an elapsed day on which the closing level of an underlying index is not available, the closing level of such underlying index for that day will be deemed to be the same as on the immediately preceding elapsed day on which the level is available. In addition, for purposes of determining whether the accrual condition is satisfied, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the closing level of that underlying index is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The return on the securities will be limited. The return on the securities will be limited to the sum of your coupon payments, even if the closing level of an underlying index greatly exceeds its initial index level at one or more times during the term of the securities. The maximum possible return on the securities after the second year is the maximum relevant contingent rate indicated on the cover of this pricing supplement, which would be achieved only if (i) the relevant contingent rate is the maximum relevant contingent rate for each accrual period, (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on each elapsed day during the term of the securities after the second year and (iii) the final index level of the worst performing underlying index is greater than or equal to its final barrier level. Although you will bear the downside risk relating to the worst performing underlying index if the worst performing underlying index depreciates below its final barrier level on the final valuation date, you will not receive the dividend yield on, or share in any appreciation of, any underlying index over the term of the securities.

▪	You may not be adequately compensated for assuming the downside risks of the underlying indices. The fixed coupon payments during the first two years following issuance of the securities and the variable coupon payments you receive on the securities, if any, after the second year are the compensation you receive for assuming the downside risks of the underlying indices, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon payments after the second year are variable and you may not receive any variable coupon payment after the second year. Second, the fixed coupon payments during the first two years following issuance of the securities and the variable coupon payments, if any, after the second year are the compensation you receive not only for assuming the downside risk of the underlying indices, but also for all of the other risks of the securities, including interest rate risk, the risk that we may call the securities and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying indices.

▪	Your payment at maturity depends on the closing level of the worst performing underlying index on a single day. Because your payment at maturity (assuming we do not redeem the securities prior to maturity) depends on the closing level of the worst performing underlying index solely on the final valuation date, you are subject to the risk that the closing level of the worst performing underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the worst performing underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the worst performing underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The securities may be riskier than securities with a shorter term. The securities have a relatively long term to maturity, subject to our right to call the securities for mandatory redemption prior to maturity. By purchasing securities with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased securities with a shorter term. Specifically,

PS-9

Citigroup Global Markets Holdings Inc.

you will be negatively affected if the CMS spread decreases or if the closing levels of the underlying indices fall below their respective accrual barrier levels. If either (i) the CMS spread decreases to a value that is equal to or less than 0.00% per annum or (ii) the closing level of any of the underlying indices is less than its accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying indices and the CMS spread, the correlation among the underlying indices and the CMS spread, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and the CMS spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying indices, expectations of future values of the CMS spread, interest rates generally, the positive or negative correlation among the CMS spread and the underlying indices, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the CMS spread and/or the underlying indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

PS-10

Citigroup Global Markets Holdings Inc.

▪	The relationship between CMS30 and CMS2 may be different than the relationship between CMS rates of different maturities. The relevant contingent rate may be lower than it would be if it were based on a CMS rate with a longer maturity than 30 years or a shorter maturity than 2 years.

▪	CMS30 and CMS2 will be affected by a number of factors and may be highly volatile. CMS30 and CMS2 are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, CMS30 and CMS2 may be highly volatile. Because CMS30 and CMS2 are market rates and are influenced by many factors, it is impossible to predict the future values of CMS30 and CMS2.

The CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the CMS spread depends not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities (i.e., CMS30 and CMS2) differently.

▪	The manner in which CMS rates are calculated may change in the future. The method by which CMS rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS rates or otherwise. We cannot predict whether the method by which CMS rates are calculated will change or what the impact of any such change might be. Any such change could affect CMS rates in a way that has a significant adverse effect on the securities.

▪	Each underlying index is likely to underperform its reference index, which means that the securities are riskier than otherwise similar securities linked to the reference indices of the underlying indices. The return of each underlying index is generally expected to reflect the “price return” of its reference index (i.e., a return that does not include dividends), as decreased by (1) an implicit financing cost and (2) the extent to which its fixed decrement exceeds market expectations of the dividend yield on its reference index. This means that there is a greater risk of an adverse investment outcome under the securities than there would be on otherwise comparable securities linked to the reference indices of the underlying indices. See the annexes to this pricing supplement for more information about each underlying index and its reference index.

Although it is expected that market supply and demand for the underlying futures contracts will result in the relationship described above between the performance of each underlying index and the price return of its reference index, the actual relationship will depend on market forces and may differ from this expectation. See the annexes to this pricing supplement for additional information.

▪	The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The closing level of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is calculated in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the settlement price of its underlying futures contract.

▪	The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is subject to concentrated risks associated with the banking industry. All or substantially all of the equity securities underlying the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issues. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain.

PS-11

Citigroup Global Markets Holdings Inc.

Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. The factors could affect the banking industry and could affect the value of the equity securities underlying the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index during the term of the securities, which may adversely affect the value of your securities.

▪	Our offering of the securities is not a recommendation of the CMS spread or the underlying indices. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the CMS spread and the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the CMS spread or the underlying indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the CMS spread and the underlying indices. These and other activities of our affiliates may affect the CMS spread or the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	Investing in the securities is not equivalent to investing in any of the underlying indices or the stocks that constitute any of the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any of the underlying indices. You will not participate in any appreciation of any of the underlying indices over the term of the securities.

▪	Adjustments to any underlying index may affect the value of your securities. The sponsors of the underlying indices may add, delete or substitute the stocks that constitute the underlying indices or make other methodological changes that could affect the levels of the underlying indices. The sponsors of the underlying indices may discontinue or suspend calculation or publication of the underlying indices at any time without regard to your interests as a holder of the securities.

▪	Since August 2019, CMS30 and CMS2 have not been published on a significant number of scheduled publication days. If CMS30 or CMS2 is not published and at least three reference bank quotations are not provided, the relevant CMS rate will be determined by the calculation agent. Since August 2019, ICE Benchmark Administration Limited has not published CMS30 and CMS2 on a significant number of scheduled publication days. For example, in March and April 2020, CMS30 and CMS2 were not published on any of the scheduled publication days. It is possible that such non-publication may continue and that the frequency of non-publication may increase. If, with respect to any CMS spread determination date during the term of the securities, CMS30 or CMS2 is not published and at least three reference bank quotations are not provided as further described under “Information About the CMS Spread” in this pricing supplement, the relevant CMS rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. As a result, any such increase in the frequency of non-publication may increase the likelihood that CMS30 or CMS2 for one or more CMS spread determination dates will be so determined by the calculation agent. See also “—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.”

▪	Uncertainty about the future of LIBOR may affect CMS rates in a way that adversely affects the return on and the value of the securities. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS rates are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that 3-month U.S. dollar LIBOR will either cease to be provided by any administrator or no longer be representative after June 30, 2023. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after June 30, 2023 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of CMS rates. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS rates, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the securities, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS rates, and any uncertainty at what these changes may be, may affect CMS rates in a way that adversely affects your return on and value of the securities.

▪	CMS rates and the levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the interest rate swaps that are used to determine CMS rates and/or in stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the interest rate swaps that are used to determine CMS rates and the stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect CMS rates and/or the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

PS-12

Citigroup Global Markets Holdings Inc.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of an underlying index or a CMS rate, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any variable interest payment owed to you under the securities or the amount paid to you at maturity.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-13

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to any underlying index, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or its Reference Index”. The reference index with respect to each underlying index is specified in the applicable annex to this pricing supplement.

PS-14

Citigroup Global Markets Holdings Inc.

Information About the CMS Spread

The “CMS spread” on any day is equal to the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”) on that day. We refer to each of CMS30 and CMS2 as a “CMS rate”.

At any time, each CMS rate is a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with the relevant maturity (30 years for CMS30 and 2 years for CMS2). A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, CMS30 at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

The relevant contingent rate is based on the CMS spread, on not on the absolute level of either CMS30 or CMS2. The relevant contingent rate for any coupon payment date after the second year following issuance of the securities will depend on the CMS spread as of the CMS spread determination date for the related accrual period. If the CMS spread for any CMS spread determination date is less than or equal to 0.00%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date.

The CMS spread is a measure of the difference, or spread, between two CMS rates of different maturities. The spread between two CMS rates of different maturities may be affected by numerous complex economic factors. It is not possible to predict whether the spread will be positive or negative at any time in the future. Investors in the securities are taking the risk that the spread between CMS30 and CMS2 will be zero or negative, meaning that CMS30 is equal to or less than CMS2.

Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below 0.00%. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

Determination of a CMS Rate

A CMS rate of a given maturity on any date of determination is the rate for U.S. dollar interest rate swaps with that maturity (i.e., 30 years in the case of CMS30 and 2 years in the case of CMS2) appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that date of determination.

If, however, the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any U.S. government securities business day on which such CMS rate is required, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 a.m., New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the applicable CMS rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and using its reasonable judgment.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS rates are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable maturity that are sourced from electronic trading venues.

Discontinuance of a CMS Rate

If the calculation and publication of a CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate (the “successor CMS rate”) to be the applicable CMS rate. Upon the selection of any successor CMS rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS rate will no longer be deemed to refer to the original CMS rate and will be deemed instead to refer to that successor CMS rate for all purposes. In such event,

PS-15

Citigroup Global Markets Holdings Inc.

the calculation agent will make such adjustments, if any, to any value of the applicable CMS rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a CMS rate is permanently canceled and no successor CMS rate is chosen as described above, then the calculation agent will calculate the value of the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant CMS rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a CMS rate may adversely affect coupon payments on, and the value of, the securities.

Historical Information

The rate for CMS30 at 11:00 a.m. (New York time) on October 14, 2021 was 1.792%. The rate for CMS2 at 11:00 a.m. (New York time) on October 14, 2021 was 0.494%. As a result, the CMS spread on October 14, 2021 was 1.298%.

The graph below shows the daily value of the CMS spread from January 3, 2011 to October 14, 2021. For days on which CMS30 or CMS2 was not published by Reuters, the graph repeats the CMS spread from the last scheduled publication date on which both CMS30 and CMS2 were published by Reuters. Since August 2019, CMS30 and CMS2 have not been published on a significant number of scheduled publication days. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of the CMS spread as an indication of the future values of the CMS spread during the term of the securities.

Historical CMS Spread (%) January 3, 2011 to October 14, 2021

PS-16

Citigroup Global Markets Holdings Inc.

Information About the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index

For information about the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index calculated by STOXX Limited. All EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index performance information prior to September 22, 2021 is hypothetical and back-tested, as the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index to perform had it existed during the hypothetical back-tested period. The fact that the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index may bear no relation to its hypothetical back-tested or historical performance.

Historical Information

The closing value of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index on October 15, 2021 was 25.799. The graph below shows the hypothetical back-tested closing values of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index for the period from January 3, 2011 to September 21, 2021, and historical closing values of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index for the period from September 22, 2021 to October 15, 2021. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index as an indication of future performance.

EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index – Hypothetical Back-Tested and Historical Closing Values January 3, 2011 to October 15, 2021

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500 Futures (Fed Funds) 3% Decrement Index

For information about the S&P 500 Futures (Fed Funds) 3% Decrement Index, see Annex B to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the S&P 500 Futures (Fed Funds) 3% Decrement Index calculated by S&P Dow Jones Indices LLC. All S&P 500 Futures (Fed Funds) 3% Decrement Index performance information prior to April 26, 2021 is hypothetical and back-tested, as the S&P 500 Futures (Fed Funds) 3% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the S&P 500 Futures (Fed Funds) 3% Decrement Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500 Futures (Fed Funds) 3% Decrement Index to perform had it existed during the hypothetical back-tested period. The fact that the S&P 500 Futures (Fed Funds) 3% Decrement Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the S&P 500 Futures (Fed Funds) 3% Decrement Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the S&P 500 Futures (Fed Funds) 3% Decrement Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the S&P 500 Futures (Fed Funds) 3% Decrement Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the S&P 500 Futures (Fed Funds) 3% Decrement Index may bear no relation to its hypothetical back-tested or historical performance.

Historical Information

The closing value of the S&P 500 Futures (Fed Funds) 3% Decrement Index on October 15, 2021 was 325.88. The graph below shows the hypothetical back-tested closing values of the S&P 500 Futures (Fed Funds) 3% Decrement Index for the period from January 3, 2011 to April 25, 2021, and historical closing values of the S&P 500 Futures (Fed Funds) 3% Decrement Index for the period from April 26, 2021 to October 15, 2021. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the S&P 500 Futures (Fed Funds) 3% Decrement Index as an indication of future performance.

S&P 500 Futures (Fed Funds) 3% Decrement Index – Hypothetical Back-Tested and Historical Closing Values January 3, 2011 to October 15, 2021

PS-18

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $40 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $40 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect CMS30 or CMS2 or the closing levels of the underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately twelve months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the twelve-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

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Citigroup Global Markets Holdings Inc.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Citigroup Global Markets Holdings Inc.

Annex A

Description of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index

The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is calculated, maintained and published by STOXX Limited. All information contained in this pricing supplement regarding the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from information provided by STOXX Limited, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index. The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. STOXX Limited is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities. The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index was first published on September 22, 2021, and therefore has a limited performance history.

The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index tracks the performance of the EURO STOXX Banks Futures Roll TR (EUR) Index (the “EURO STOXX Banks futures index”) less a fixed decrement of 5% per annum. The EURO STOXX Banks futures index tracks the performance of a hypothetical investment, rolled quarterly, in the nearest-to-expiration EURO STOXX Banks futures contract traded on Eurex, which provides exposure to the EURO STOXX Banks Index, plus a daily accrual based on the euro short-term rate.

The EURO STOXX Banks Index includes companies in the banks supersector within the STOXX Europe 600 Index, which includes companies providing a broad range of financial services, including retail banking, loans and money transmissions. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. For more information about the EURO STOXX Banks Index, see “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement. We refer to the EURO STOXX Banks Index as the “reference index” for the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index.

It is important to understand that the performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is likely to be less than the “price return” of the EURO STOXX Banks Index for the two reasons described below. In reviewing the below, it is useful to bear in mind the distinction between the “total return” of an index and its “price return”: the “total return” of an index reflects the changes in price of its constituent stocks plus a hypothetical reinvestment of dividends, whereas the “price return” reflects only the changes in price of its constituent stocks, without a reinvestment of dividends.

1.	The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index tracks the EURO STOXX Banks futures index. The EURO STOXX Banks futures index is expected to reflect the total return of the EURO STOXX Banks Index (i.e., a return that includes dividends) minus an implicit financing cost. See “—Futures Contracts Generally” below.

2.	The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is reduced by a fixed decrement of 5% per annum, which may be larger than market expectations of the dividend yield on the EURO STOXX Banks Index at any given time.

As a result of the above, the return of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is generally expected to reflect the price return of the EURO STOXX Banks Index (i.e., a return that excludes dividends), as decreased by (1) an implicit financing cost and (2) the extent to which the fixed decrement of 5% per annum exceeds the dividend yield on the EURO STOXX Banks Index.

These features of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the securities as compared to comparable transactions referencing the EURO STOXX Banks Index.

Although it is expected that market supply and demand for the underlying futures contracts will result in the relationship described above between the performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and the price return of the EURO STOXX Banks Index, the actual relationship will depend on market forces and may differ from this expectation.

The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is calculated in euros.

The EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index is reported by Bloomberg L.P. under the ticker symbol “ISX7FTR5.”

The EURO STOXX Banks Futures Index

The EURO STOXX Banks futures index was first published on July 14, 2016 and is reported by Reuters under the ticker symbol “.SX7EFETR.”

The EURO STOXX Banks futures index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration EURO STOXX Banks futures contract traded on Eurex. The EURO STOXX Banks futures index includes provisions for the replacement of the current EURO STOXX Banks futures contract in the index as that futures contract approaches expiration (also referred to as “rolling”). This replacement occurs every quarter over the four trading days preceding the expiry date of the futures contract.

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Citigroup Global Markets Holdings Inc.

The EURO STOXX Banks futures index is calculated from the price change of the underlying EURO STOXX Banks futures contract. On any trading date, the level of the EURO STOXX Banks futures index will change from the level on the prior trading date in a manner that reflects the percentage change in the official settlement price of the EURO STOXX Banks futures contract, as designated by the exchange on which the EURO STOXX Banks futures contract trades, from the prior trading date, plus an accrual at the euro short-term rate plus .085% per annum. The euro short-term rate is calculated by the European Central Bank and reflects the wholesale euro unsecured overnight borrowing costs of banks located in the euro area.

EURO STOXX Banks Futures Contracts

EURO STOXX Banks futures contracts are traded on the Eurex under the ticker symbol “FESB.” The Eurex trades EURO STOXX Banks futures contracts with expiration dates on the third Friday in March, June, September and December of each year.

EURO STOXX Banks futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that the EURO STOXX Banks futures contracts are cash settled only, meaning that the stocks composing the EURO STOXX Banks Index are not actually delivered upon settlement of the futures contract. Therefore, the EURO STOXX Banks futures contracts are not contracts to actually buy and sell the stocks in the EURO STOXX Banks Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the EURO STOXX Banks futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

In the case of an underlying asset that pays dividends during the term of the futures contract, the expected dividend yield at the time of entering into the contract is generally expected (through market supply and demand and the opportunity for arbitrage) to reduce the futures price. That reduction in the futures price effectively gives the purchaser of the futures contract the benefit of the expected dividend yield and may offset some or all of the implicit financing cost.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

PS-23

Citigroup Global Markets Holdings Inc.

License

Citigroup Global Markets Inc. and its affiliates have entered into an agreement with STOXX Limited (“STOXX”) providing it and certain of its affiliates or subsidiaries, with a license and, for a fee, with the right to use the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index, which is owned and published by STOXX Limited, in connection with certain securities, including the securities.

STOXX and its licensors (the “Licensors”) have no relationship to the issuer, other than the licensing of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and the related trademarks for use in connection with the securities.

STOXX and its Licensors do not:

•	sponsor, endorse, sell or promote the securities;

•	recommend that any person invest in the securities or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities;

•	have any responsibility or liability for the administration, management or marketing of the securities; or

•	consider the needs of the securities or the holders of the securities in determining, composing or calculating the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the securities. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

o	The results to be obtained by the securities, the holders of the securities or any other person in connection with the use of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and the data included in the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index;

o	The accuracy or completeness of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and its data; or

o	The merchantability and the fitness for a particular purpose or use of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and its data;

o	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index or its data; and

•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement with STOXX is solely for the benefit of the parties to that agreement and not for the benefit of the holders of the securities or any other third parties.

Comparison of Hypothetical Back-Tested and Historical EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index Performance Against Historical EURO STOXX Banks Index Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index against the historical performance of the EURO STOXX Banks Index from January 3, 2011 through October 15, 2021, each normalized to have a closing value of 100.00 on January 3, 2011 to facilitate a comparison.

All EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index performance information prior to September 22, 2021 is hypothetical and back-tested, as the index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index”.

In the graph below, references to “ISX7FTR5” are to the EURO iSTOXX® Banks Futures Roll TR Decrement 5% Index and references to “SX7E” are to the EURO STOXX Banks Index.

PS-24

Citigroup Global Markets Holdings Inc.

PAST PERFORMANCE OF THE EURO ISTOXX® BANKS FUTURES ROLL TR DECREMENT 5% INDEX AND RELATIVE PERFORMANCE BETWEEN THE EURO ISTOXX® BANKS FUTURES ROLL TR DECREMENT 5% INDEX AND THE EURO STOXX BANKS INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-25

Citigroup Global Markets Holdings Inc.

Annex B
Description of the S&P 500 Futures (Fed Funds) 3% Decrement Index

The S&P 500 Futures (Fed Funds) 3% Decrement Index is calculated, maintained and published by S&P Dow Jones Indices LLC. All information contained in this pricing supplement regarding the S&P 500 Futures (Fed Funds) 3% Decrement Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from information provided by S&P Dow Jones Indices LLC, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Futures (Fed Funds) 3% Decrement Index. The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. S&P Dow Jones Indices LLC is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities. The S&P 500 Futures (Fed Funds) 3% Decrement Index was first published on April 26, 2021, and therefore has a limited performance history.

The S&P 500 Futures (Fed Funds) 3% Decrement Index tracks the performance of the S&P 500 Futures (Fed Funds) Total Return Index (the “S&P 500 futures (Fed Funds) TR index”) less a fixed decrement of 3% per annum. The S&P 500 futures (Fed Funds) TR index tracks the performance of a hypothetical investment, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract, which provides exposure to the S&P 500® Index, plus a daily accrual at the federal funds rate.

The S&P 500 Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. For more information about the S&P 500 Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement. We refer to the S&P 500 Index as the “reference index” for the S&P 500 Futures (Fed Funds) 3% Decrement Index.

It is important to understand that the performance of the S&P 500 Futures (Fed Funds) 3% Decrement Index is likely to be less than the “price return” of the S&P 500 Index for the two reasons described below. In reviewing the below, it is useful to bear in mind the distinction between the “total return” of an index and its “price return”: the “total return” of an index reflects the changes in price of its constituent stocks plus a hypothetical reinvestment of dividends, whereas the “price return” reflects only the changes in price of its constituent stocks, without a reinvestment of dividends.

1.	The S&P 500 Futures (Fed Funds) 3% Decrement Index tracks the S&P 500 futures (Fed Funds) TR index. The S&P 500 futures (Fed Funds) TR index is expected to reflect the total return of the S&P 500 Index (i.e., a return that includes dividends) minus an implicit financing cost. See “—Futures Contracts Generally” below.

2.	The S&P 500 Futures (Fed Funds) 3% Decrement Index is reduced by a fixed decrement of 3% per annum, which may be larger than market expectations of the dividend yield on the S&P 500 Index at any given time.

As a result of the above, the return of the S&P 500 Futures (Fed Funds) 3% Decrement Index is generally expected to reflect the price return of the S&P 500 Index (i.e., a return that excludes dividends), as decreased by (1) an implicit financing cost and (2) the extent to which the fixed decrement of 3% per annum exceeds the dividend yield on the S&P 500 Index.

These features of the S&P 500 Futures (Fed Funds) 3% Decrement Index are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the securities as compared to comparable transactions referencing the S&P 500 Index.

Although it is expected that market supply and demand for the underlying futures contracts will result in the relationship described above between the performance of the S&P 500 Futures (Fed Funds) 3% Decrement Index and the price return of the S&P 500 Index, the actual relationship will depend on market forces and may differ from this expectation.

The S&P 500 Futures (Fed Funds) 3% Decrement Index is reported by Bloomberg L.P. under the ticker symbol “SPXF3DT.”

The S&P 500 Futures (Fed Funds) TR Index

The S&P 500 futures (Fed Funds) TR index was first published on December 21, 2020 and is reported by Bloomberg L.P. under the ticker symbol “SPXFFFUT.”

The S&P 500 futures (Fed Funds) TR index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract. The S&P 500 futures (Fed Funds) TR index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the index as that futures contract approaches expiration (also referred to as “rolling”). This replacement occurs every quarter five days prior to the last trade date of the futures contract.

The S&P 500 futures (Fed Funds) TR index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, the level of the S&P 500 futures (Fed Funds) TR index will change from the level on the prior trading date in a manner that reflects the percentage change in the official closing price of the E-mini S&P 500 futures contract, as designated by the exchange on which the E-mini S&P 500 futures contract trades, from the prior trading date, plus an accrual at the federal funds rate as in effect on a daily basis. The federal funds rate is the rate at which banks borrow funds from other banks on an overnight basis at the Federal Reserve.

PS-26

Citigroup Global Markets Holdings Inc.

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events. If any such event happens on the quarterly roll date, the roll will take place on the next business day on which no market disruptions exist.

E-mini S&P 500 Futures Contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.” The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that the E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500 Index are not actually delivered upon settlement of the futures contract. Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500 Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

In the case of an underlying asset that pays dividends during the term of the futures contract, the expected dividend yield at the time of entering into the contract is generally expected (through market supply and demand and the opportunity for arbitrage) to reduce the futures price. That reduction in the futures price effectively gives the purchaser of the futures contract the benefit of the expected dividend yield and may offset some or all of the implicit financing cost.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

PS-27

Citigroup Global Markets Holdings Inc.

License

S&P Dow Jones and Citigroup Global Markets Inc. have entered into an exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use the S&P 500 Futures (Fed Funds) 3% Decrement Index in connection with certain financial products, including the securities.

“Standard & Poor’s”, “S&P” and “S&P 500” are trademarks of Standard & Poor’s Financial Services LLC. “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement.

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P indices, which are determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.”

Comparison of Hypothetical Back-Tested and Historical S&P 500 Futures (Fed Funds) 3% Decrement Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the S&P 500 Futures (Fed Funds) 3% Decrement Index against the historical performance of the S&P 500® Index from January 3, 2011 through October 15, 2021, each normalized to have a closing value of 100.00 on January 3, 2011 to facilitate a comparison.

All S&P 500 Futures (Fed Funds) 3% Decrement Index performance information prior to April 26, 2021 is hypothetical and back-tested, as the index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500 Futures (Fed Funds) 3% Decrement Index”.

In the graph below, references to “SPXF3DT” are to the S&P 500 Futures (Fed Funds) 3% Decrement Index and references to “SPX” are to the S&P 500® Index.

PAST PERFORMANCE OF THE S&P 500 FUTURES (FED FUNDS) 3% DECREMENT INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES (FED FUNDS) 3% DECREMENT INDEX AND THE S&P 500 INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-28